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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of The Williams Companies, Inc. for the registration of $1 billion of debt securities and/or preferred stock and to the incorporation by reference therein of our report dated April 3, 1998, with respect to the consolidated financial statements and schedule of The Williams Companies, Inc. for the three years ended December 31, 1997, which have been restated to reflect the combined operations of The Williams Companies, Inc. and MAPCO Inc., included in The Williams Companies, Inc. Current Report on Form 8-K dated May 18, 1998, filed with the Securities and Exchange Commission.

                                                /s/  ERNST & YOUNG LLP


Tulsa, Oklahoma
January 19, 1999